EXHIBIT 10.8

CONVERTIBLE PROMISSORY NOTE ISSUED BY PARK CUMMINGS MINING COMPANY
TO PARK-PREMIER MINING COMPANY DATED JANUARY 1, 2004

CONVERTIBLE PROMISSORY NOTE

$440,344.34                                                                                                                        Denver, Colorado
                                                            January 1, 2004

      FOR VALUE RECEIVED, PARK CUMMINGS MINING COMPANY, a Utah corporation (the "Maker"), herby promises to pay to the order of Park-Premier Mining Company (the “Holder”), the principal sum of Four Hundred Forty Thousand Three Hundred Forty-Four and 34/100 US Dollars ($440,334.34), together with interest on the unpaid balance at the rate of Twelve Percent (12%) per annum, on or before January 1, 2007, subject to conversion as described below.

The Note is subject to prepayment, in whole or in part, at the option of the Maker without penalty.  Such prepayments shall be applied first to interest accrued and then to the principal due hereunder.

In case the Note shall not be paid in full whenever it shall become due, the Maker agrees to pay all costs and expenses of collection including reasonable attorney’s fees, not to exceed 15% of the unpaid balance.

All rights and obligations hereunder shall be governed by the laws of the State of Colorado.

This Note is unsecured.

IN WITNESS WHEREOF, the Maker has signed his Note effective as of the date first above written.

PARK-CUMMINGS MINING COMPANY

By:    /s/ Robert W. Dunlap
Its:     President
Description:  Expense advances